As filed with the Securities and Exchange Commission on October 24, 2024
Registration No. 333-272596
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Indivior PLC
(Exact name of registrant as specified in its charter)

England and Wales	98-1204773

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10710 Midlothian Turnpike Suite 125 North Chesterfield, VA	23235

(Address of principal executive offices)	(Zip Code)
Indivior PLC Long-Term Incentive Plan
Indivior Group Deferred Bonus Plan
Indivior PLC U.S. Employee Stock Purchase Plan
Indivior Savings Related Share Option Plan
(Full title of the plan)
Jeff Burris, Chief Legal Officer
Indivior PLC
10710 Midlothian Turnpike, Suite 125
North Chesterfield, Virginia 23255
(Name and address of agent for service)
(804) 379-1090
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
Indivior plc (the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to deregister any and all shares of the Registrant’s ordinary shares, $0.50 nominal value per share (the “Ordinary Shares”), registered but unissued or unsold as of the date hereof under the Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission on June 12, 2023 (File No. 333-272596) (the “Form S-8”). This Post-Effective Amendment is being filed in accordance with undertakings by the Registrant in Part II of the Form S-8 to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.
The Registrant hereby removes from registration any and all Ordinary Shares registered but unissued or unsold under the Form S-8 as of the date hereof, including 6,486,240 Ordinary Shares under the Indivior PLC Long-Term Incentive Plan, 77,821 Ordinary Shares under the Indivior Group Deferred Bonus Plan, and 454,209 Ordinary Shares under the Indivior PLC U.S. Employee Stock Purchase Plan. Except as stated above, Ordinary Shares registered on the Registration Statement are not deregistered.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Chesterfield, State of Virginia on the 2nd day of October, 2024.
                    Indivior PLC

                        By: /s/ Ryan Preblick
                         Name: Ryan Preblick
                         Title: Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Ryan Preblick and Jeff Burris as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 2nd day of October, 2024:

	Name	Title

By:	/s/ Mark Crossley	Chief Executive Officer and Director
	Mark Crossley	(Principal Executive Officer)

By:	/s/ Ryan Preblick	Chief Financial Officer and Director
	Ryan Preblick	(Principal Financial Officer)

By:	/s/ Woodrow Anderson	Group Controller
	Woodrow Anderson	(Principal Accounting Officer)

By:	/s/ Graham Hetherington	Director
Graham Hetherington

By:	/s/ Peter Bains	Director
Peter Bains

By:	/s/ Keith Humphreys	Director
Keith Humphreys

By:	/s/ Joanna Le Couilliard	Director
Joanna Le Couilliard

By:	/s/ Jerome Lande	Director
Jerome Lande

By:	/s/ Barbara Ryan	Director
Barbara Ryan

By:	/s/ Mark Stejbach	Director
Mark Stejbach

By:	/s/ Juliet Thompson	Director
Juliet Thompson

By:	/s/ David E. Wheadon	Director
David E. Wheadon